As filed with the Securities and Exchange Commission on November 6, 2017

Registration No. 333-220951

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

AMENDMENT NO. 4

TO

FORM F-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Four Seasons Education (Cayman) Inc.

(Exact name of Registrant as specified in its charter)

Not Applicable

(Translation of Registrant’s name into English)

Cayman Islands	8200	Not Applicable
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

5th Floor, Building C Jin’an 610, No. 610 Hengfeng Road, Jing’an District, Shanghai

PRC 200070

+86 21 6317 8899

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Law Debenture Corporate Services Inc.

801 2nd Avenue, Suite 403

New York, NY 10017, United States

+1-212-750-6474

(Name, address, including zip code, and telephone number, including area code, of agent for service)

copies to:

David T. Zhang, Esq. Kirkland & Ellis International LLP c/o 26th Floor, Gloucester Tower, The Landmark 15 Queen’s Road Central, Hong Kong +852 3761-3300	Steve Lin, Esq. Kirkland & Ellis International LLP 29th Floor, China World Office 2 No. 1 Jian Guo Men Wai Avenue Chaoyang District, Beijing 100004 People’s Republic of China +86 10-5737-9300	Z. Julie Gao, Esq. Skadden, Arps, Slate, Meagher & Flom LLP c/o 42/F, Edinburgh Tower, The Landmark 15 Queen’s Road Central, Hong Kong +852 3740-4700

Approximate date of commencement of proposed sale to the public: as soon as practicable after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registration is an emerging growth company as defined in Rule 405 of the Securities Act of 1933. Emerging growth company  ☒

If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards† provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☒

† The term “new or revised financial accounting standard” refers to any update issued by the Financial Accounting Standards Board to its Accounting Standards Codification after April 5, 2012.

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered(1)	Amount to be registered(2)(3)	Proposed maximum offering price per share(3)	Proposed maximum aggregate offering price(3)	Amount of registration fee(4)
Ordinary shares, par value $0.0001 per share	5,807,500	US$22.00	US$127,765,000	US$15,907

(1)	American depositary shares issuable upon deposit of the ordinary shares registered hereby will be registered under a separate registration statement on Form F-6 (Registration No. 333- ). Each two American depositary shares represents one ordinary share.
(2)	Includes ordinary shares initially offered and sold outside the United States that may be resold from time to time in the United States either as part of their distribution or within 40 days after the later of the effective date of this registration statement and the date the ordinary shares are first bona fide offered to the public, and also includes ordinary shares that may be purchased by the underwriters pursuant to an over-allotment option. These ordinary shares are not being registered for the purpose of sales outside the United States.
(3)	Estimated solely for the purpose of determining the amount of registration fee in accordance with Rule 457(a) under the Securities Act of 1933.
(4)	Previously paid US$14,940.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to such Section 8(a), may determine.

EXPLANATORY NOTE

This Amendment No. 4 is being filed solely for the purpose of filing Exhibits 1.1, 5.1, 8.1 and 23.2 to this registration statement on Form F-1, or the Registration Statement, and to amend and restate the exhibit index set forth in Part II of the Registration Statement. No changes have been made to the Registration Statement other than this explanatory note as well as revised versions of the cover page and exhibit index of the Registration Statement. This Amendment No. 4 does not contain copies of the prospectus included in the Registration Statement, which remains unchanged from Amendment No. 3 to the Registration Statement, filed on November 2, 2017.

1

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 6. Indemnification of Directors and Executive Officers.

Cayman Islands law does not limit the extent to which a company’s articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences or committing a crime. Under our post-IPO memorandum and articles of association, which will become effective immediately prior to the completion of this offering, to the fullest extent permissible under Cayman Islands law every director and officer of our company shall be indemnified against all actions, proceedings, costs, charges, expenses, losses, damages or liabilities incurred or sustained by him in connection with the execution or discharge of his duties, powers, authorities or discretions as a director or officer of our company, including without prejudice to the generality of the foregoing, any costs, expenses, losses or liabilities incurred by him in defending (whether successfully or otherwise) any civil proceedings concerning our company or its affairs in any court whether in the Cayman Islands or elsewhere.

Pursuant to the form of indemnification agreements filed as Exhibit 10.3 to this Registration Statement, we will agree to indemnify our directors and executive officers against certain liabilities and expenses that they incur in connection with claims made by reason of their being a director or officer of our company.

The Underwriting Agreement, the form of which is filed as Exhibit 1.1 to this Registration Statement, will also provide for indemnification of us and our officers and directors.

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 7. Recent Sales of Unregistered Securities.

During the past three years, we have issued the following securities without registering the securities under the Securities Act. We believe that each of the following issuances was exempt from registration pursuant to Section 4(2) of the Securities Act, regarding transactions not involving a public offering, or in reliance on Regulation S under the Securities Act regarding sales by an issuer in offshore transactions. None of the transactions involved an underwriter.

Purchaser	Date of Sale or Issuance	Title and Number of Securities	Consideration (in US$)
Four Seasons Education Holdings Limited	February16, 2015	13,999,999 ordinary shares	US$1,399.9999
Chengwei Capital HK Limited	February 17, 2015	1,800,000 Series A preferred shares	US$ 2,936,953
Crimson Capital Partners III, L.P.	February 17, 2015	1,200,000 Series A preferred shares	US$ 1,957,969
Chengwei Capital HK Limited	August 19, 2016	1,333,333 Series A-1 preferred shares	US$ 6,666,667
Crimson Capital Partners III, L.P.	August 19, 2016	888,889 Series A-1 preferred shares	US$ 4,444,444

Item 8. Exhibits and Financial Statement Schedules.

(a)	Exhibits

See the Exhibit Index beginning on Page II-3 of this registration statement.

(b)	Financial Statement Schedules

Schedules have been omitted because the information required to be set forth therein is not applicable or is shown in the Combined and Consolidated Financial Statements or the Notes thereto.

Item 9. Undertakings.

The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreements, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 6, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes that:

(1)	For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant under Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2)	For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

EXHIBIT INDEX

Exhibit Number	Description of Document

1.1	Form of Underwriting Agreement

3.1**	Amended and Restated Memorandum and Articles of Association of the Registrant, as currently in effect

3.2**	Form of Second Amended and Restated Memorandum and Articles of Association of the Registrant, as effective immediately prior to the completion of this offering

4.1**	Form of Registrant’s Specimen American Depositary Receipt (included in Exhibit 4.3)

4.2**	Registrant’s Specimen Certificate for Ordinary Shares

4.3**	Form of Deposit Agreement between the Registrant, the depositary and holders of the American Depositary Receipts

5.1	Opinion of Maples and Calder (Hong Kong) LLP regarding the validity of the ordinary shares being registered

8.1	Opinion of Maples and Calder (Hong Kong) LLP regarding certain Cayman Island tax matters (included in Exhibit 5.1)

8.2**	Opinion of Jingtian & Gongcheng regarding certain PRC tax matters (included in Exhibit 99.2)

10.1**	English translation of 2015 Share Incentive Plan

10.2**	2017 Share Incentive Plan

10.3**	Form of Indemnification Agreement with the Registrant’s directors and executive officers

10.4**	Form of Employment Agreement between the Registrant and its executive officers

10.5**	Amended and Restated Shareholders Agreement, among Four Seasons Education (Cayman) Inc., Four Seasons Education (Hong Kong) Limited, Shanghai Fuxi Enterprise Management Consulting Co., Ltd., Shanghai Four Seasons Education and Training Co., Ltd., Mr. Peiqing Tian, Four Seasons Education Holdings Limited and the investors named therein dated August 19, 2016

10.6**	English translation of exclusive service agreement among Shanghai Fuxi Enterprise Management Consulting Co., Ltd., Shanghai Four Seasons Education and Training Co., Ltd., Shanghai Jing’an Modern Art Culture Education School, Shanghai Shane English Training School, Shanghai Jing’an Saxon English Training School, Taicang Yinglian Yunlin Foreign Language Training Center, Nanchang Honggutan New Area Four Seasons Training School and Mr. Peiqing Tian, dated September 30, 2017

10.7**	English translation of exclusive call option agreement among Shanghai Fuxi Enterprise Management Consulting Co., Ltd., Shanghai Four Seasons Education and Training Co., Ltd. and Mr. Peiqing Tian, dated September 30, 2017

10.8**	English translation of equity pledge agreement among Shanghai Fuxi Enterprise Management Consulting Co., Ltd., Shanghai Four Seasons Education and Training Co., Ltd. and Mr. Peiqing Tian, dated September 30, 2017

10.9**	English translation of shareholder voting rights proxy agreement among Shanghai Fuxi Enterprise Management Consulting Co., Ltd., Shanghai Four Seasons Education and Training Co., Ltd. and Mr. Peiqing Tian, dated September 30, 2017

Exhibit Number	Description of Document

10.10**	English translation of exclusive service agreement among Shanghai Fuxi Enterprise Management Consulting Co., Ltd., Shanghai Four Seasons Education Investment Management Co., Ltd., Shanghai Tongfang Science and Technology Training School, Mr. Peiqing Tian and Mr. Peihua Tian, dated June 12, 2017

10.11**	English translation of exclusive call option agreement among Shanghai Fuxi Enterprise Management Consulting Co., Ltd., Shanghai Four Seasons Education Investment Management Co., Ltd., Shanghai Tongfang Science and Technology Training School, Mr. Peiqing Tian and Mr. Peihua Tian, dated June 12, 2017

10.12**	English translation of equity pledge agreement among Shanghai Fuxi Enterprise Management Consulting Co., Ltd., Shanghai Four Seasons Education Investment Management Co., Ltd., Mr. Peiqing Tian and Mr. Peihua Tian, dated June 12, 2017

10.13**	English translation of shareholder voting rights proxy agreement among Shanghai Fuxi Enterprise Management Consulting Co., Ltd., Shanghai Four Seasons Education Investment Management Co., Ltd., Mr. Peiqing Tian and Mr. Peihua Tian, dated June 12, 2017

10.14**	English translation of the donation agreement and donation agreement memorandum with Shanghai East China Normal University Education Development Fund

21.1**	List of subsidiaries, variable interest entities and principal affiliated entities held by the variable interest entities of the Registrant

23.1**	Consent of Deloitte Touche Tohmatsu Certified Public Accountants LLP., Independent Registered Public Accounting Firm

23.2	Consent of Maples and Calder (Hong Kong) LLP (included in Exhibit 5.1)

23.3**	Consent of Jingtian & Gongcheng (included in Exhibit 8.2)

23.5**	Consent of Zongwei Li

23.6**	Consent of Dele Liu

24.1**	Powers of Attorney (included on signature page)

99.1**	Code of Business Conduct and Ethics of the Registrant

99.2**	Opinion of Jingtian & Gongcheng regarding certain PRC law matters

99.3**	Consent of Frost & Sullivan

*	To be filed by amendment.
**	Previously filed.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-1 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the PRC, on November 6, 2017.

Four Seasons Education (Cayman) Inc.

By:	/s/ Peiqing Tian
Name: Peiqing Tian
Title: Chairman and Chief Executive Officer

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title

/s/ Peiqing Tian Name: Peiqing Tian	Chairman and Chief Executive Officer
(principal executive officer)

*	Director and Chief Financial Officer
Name: Yi Zuo	(principal financial and accounting officer)

*	Director
Name: Shaoqing Jiang

* By:	/s/ Peiqing Tian
Name: Peiqing Tian
Attorney-in-fact

SIGNATURE OF AUTHORIZED REPRESENTATIVE IN THE UNITED STATES

Pursuant to the Securities Act of 1933, the undersigned, the duly authorized representative in the United States of Four Seasons Education (Cayman) Inc., has signed this registration statement or amendment thereto in New York, New York on November 6, 2017.

Authorized U.S. Representative

By:	/s/ Giselle Manon
Name: Giselle Manon
Title: Service of Process Officer